EXHIBIT 18.1

August 12, 2004

Board of Directors
theglobe.com, inc.
110 East Broward Blvd, Suite 1400
Ft. Lauderdale, Florida   33301

Dear Sirs/Madams:

We have reviewed the condensed consolidated balance sheet of theglobe.com, inc. as of June 30, 2004 and the related condensed consolidated statements of operations and cash flows for the six months then ended, included on Form 10-QSB as filed with the Securities and Exchange Commission, and have issued our review report thereon dated August 4, 2004. Note 1 to such condensed consolidated financial statements contains a description of your change in the method of accounting for subscription agency fees from presenting these fees as a sales and marketing expense to reporting them as a reduction of magazine subscription sales revenue effective June 2004. In our judgment, such change is to an alternative accounting method that is in accordance with generally accepted industry practice which we believe is preferable under the circumstances.

Yours truly,



                   /s/ RACHLIN COHEN & HOLTZ LLP
                   -----------------------------
                   RACHLIN COHEN & HOLTZ LLP


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